Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Houlihan Lokey, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, $0.001 par value per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)

Fees Previously Paid	N/A	—	—	—	—	—	—	—

	Total Offering Amounts:							(1)

	Total Fees Previously Paid:							—

	Total Fee Offsets:							—

	Net Fee Due:							(3)

(1)

An indeterminate aggregate initial offering price, principal amount or number of the securities of Class A Common Stock, $0.001 par value per share, of Houlihan Lokey, Inc. is being registered as may from time to time be issued at indeterminate prices.

(2)	Includes rights to acquire shares of Class A Common Stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Houlihan Lokey, Inc. is deferring payment of all of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).